SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
NOMINEES FOR ELECTION
CONTINUING DIRECTORS
DIRECTOR COMMITTEES AND MEETINGS
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE PRINCIPLES
MANAGEMENT OWNERSHIP OF SHARES
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 2001
STOCK OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN -- GRANTS IN 2001
PENSION PLAN INFORMATION
OTHER COMPENSATION ARRANGEMENTS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER

NOTICE OF

2002 ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

TRW Inc.

1900 Richmond Road
Cleveland, Ohio 44124

Notice of Annual Meeting of Shareholders	1

Proxy Statement	2

Questions and Answers	2

Proposal 1: Election of Directors	5

Board of Directors	5

Nominees for Election	5

Continuing Directors	6

Director Committees and Meetings	9

Director Compensation	12

Corporate Governance Principles	13

Management Ownership of Shares	17

Compensation of Executive Officers	18

Report of the Compensation Committee on Executive Compensation	18

Stock Performance Graph	23

Summary Compensation Table	24

Stock Option Grants in 2001	27

Stock Option Exercises in 2001 and Year-End Option Values	27

Long-Term Incentive Plan — Grants in 2001	28

Pension Plan Information	29

Other Compensation Arrangements	30

Report of the Audit Committee	36

Proposal 2: Ratification of Ernst & Young LLP as Independent Auditors	37

Other Information	38

Audit Committee Charter	Appendix A

TRW INC.

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of TRW Inc. will be held at the Company’s executive offices located at 1900 Richmond Road, Lyndhurst, Ohio, on Wednesday, April 24, 2002, at 8:30 a.m., for the following purposes:

(1)	to vote on the election of four Directors: Martin Feldstein, Robert M. Gates, Clive R. Hollick and David Baker Lewis, each for a term of three years ending in the year 2005; and

(2)	to vote on the ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002.

The shareholders of record at the close of business on February 8, 2002 will be entitled to vote.

William B. Lawrence
Secretary

March 4, 2002

Your vote is important. If you do not expect to attend the annual meeting of shareholders, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return promptly the enclosed proxy card in the envelope provided or vote electronically via the Internet or by telephone.

If your shares are not registered in your own name and you would like to attend the meeting, you must bring evidence of your share ownership with you to the meeting. You should be able to obtain evidence of your share ownership from the broker, trustee, bank or other nominee that holds the shares on your behalf.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by TRW Inc. on behalf of its Board of Directors for the 2002 annual meeting of shareholders. The meeting will be held at the Company’s executive offices located at 1900 Richmond Road, Lyndhurst, Ohio, on Wednesday, April 24, 2002, at 8:30 a.m. Copies of this proxy statement were first available to shareholders on March 4, 2002.

QUESTIONS AND ANSWERS

Who Can Vote?

Holders of TRW Common Stock and Serial Preference Stock II (Series 1 and 3) as of the close of business on February 8, 2002 are entitled to one vote per share at the meeting. On that date, 126,602,415 shares of TRW Common Stock, 29,336 shares of Serial Preference Stock II (Series 1) and 55,128 shares of Serial Preference Stock II (Series 3) were outstanding.

What is Being Voted On?

•	Election of four Directors for terms ending in the year 2005.

•	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002.

•	Any other business properly brought before the meeting.

How Do I Vote?

Registered Holders. If you are a registered shareholder you may vote your shares in any one of the following ways:

•	You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

•	You may vote by telephone. You may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

•	You may vote on the Internet. You may vote on the Internet by following the instructions included on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•	You may vote in person at the meeting. You may vote in person by delivering your completed proxy card at the meeting. Additionally, the Company will pass out written ballots to any shareholder who wishes to vote in person at the meeting.

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, your shares will be voted “for” the election of the four nominees and “for” the ratification of the appointment of Ernst & Young LLP.

Beneficial Owners. If you are a beneficial owner of shares held in “street name” through a broker, trustee, bank or other nominee that holds the shares on your behalf, you may vote in person at the meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting by the Internet or telephone as permitted by the nominee that holds your shares.

May I Change My Vote or Revoke My Proxy?

You may change your vote or revoke your proxy after you send in your proxy card in any one of the following ways:

•	by sending a written notice to the Company stating that you want to revoke your proxy;

•	by submitting another proxy by telephone, over the Internet or by mail that has a later date than the previously submitted proxy and, if by mail, that is properly signed; or

•	by voting in person at the annual meeting.

If you are a beneficial shareholder only, you will need to check with your broker, trustee, bank or other nominee that holds the shares on your behalf to determine how to change your vote.

How Are My Votes Counted?

Shareholder votes will be tabulated by independent inspectors of election for the meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes will be counted to determine whether a quorum is present at the meeting. Votes for the Director nominees that are marked “withhold” will not be counted in determining the election of the Directors for which voting is withheld. Votes on the ratification of Ernst & Young LLP that are marked “abstain” and broker non-votes (e.g., when a broker does not have authority to vote on a specific issue) will not be counted as votes cast and will have no effect on the result of the vote for ratification of the auditors.

Is My Vote Confidential?

The Company’s policy on confidential voting provides that no proxy, ballot or voting tabulation that identifies the particular vote of a shareholder will be disclosed to Directors or officers of the Company except (a) as necessary to meet legal requirements, (b) to permit the inspectors of election to certify the results of the vote, or (c) in a contested proxy election. The policy also provides for confidential treatment of shareholder comments and for at least one independent inspector of elections to certify the vote and confirm the integrity of the voting process.

Who Is Soliciting Proxies?

The enclosed proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. The anticipated cost of their services is $12,000, plus disbursements. Solicitations may be made by personal interview, mail, telephone, telegram, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail, telegram or other electronic means, request the return of proxies.

When Are Shareholder Proposals Due for the Next Annual Meeting?

In order to be eligible to be included in the Company’s proxy statement and form of proxy for the 2003 annual meeting of shareholders, shareholder proposals must be received by the Company no later than November 4, 2002. Proposals must be submitted in writing and sent to the Secretary of the Company at TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124.

A shareholder who intends to present a proposal at the Company’s annual meeting in 2003, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of the matter no later than January 18, 2003, or management of the Company will have discretionary voting authority at the 2003 annual meeting with respect to any such proposal without providing any advice on the nature of the matter in the Company’s proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election this year are Martin Feldstein, Robert M. Gates, Clive R. Hollick and David Baker Lewis. Biographical information on each of the nominees is provided below. Each of the nominees currently serves as a Director, and each has agreed to stand for re-election.

If any of the nominees is unable to stand for re-election, the Board may designate a substitute. Shares represented by proxies may be voted for the substitute. The four nominees receiving the greatest number of votes will be elected.

Your Board recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise on your proxy card.

BOARD OF DIRECTORS

Set forth below is biographical information on TRW’s Directors, including the nominees for election.

NOMINEES FOR ELECTION

Martin Feldstein

Age:	62

Term:	Expires in 2002; Director from 1981 to 1982 and since 1984

Recent Business Experience:	Dr. Feldstein has been Professor of Economics at Harvard University since 1967. He also is President and Chief Executive Officer of the National Bureau of Economic Research, a position he held from 1977 to 1982 and since July 1984. He was elected a Director of the Company in 1981, resigned his position upon joining the U.S. Government in August 1982 and was again elected a Director of the Company in July 1984.

Other Directorships:	American International Group, Inc., Eli Lilly and Company and HCA

Robert M. Gates

Age:	58

Term:	Expires in 2002; Director since 1994

Recent Business Experience:	Dr. Gates has been a consultant to Placer Dome Inc. since 1995, a senior advisor to The Mitchell Group since 1993 and an advisor to VoteHere.Net since 2001. Dr. Gates was Dean of the George Bush School of Government and Public Service, Texas A&M University from September 1999 to June 2001. From 1991 to 1993, Dr. Gates served as Director of Central Intelligence for the United States.

Other Directorships:	NACCO Industries, Inc. and Parker Drilling Company. Dr. Gates also is a trustee of The Fidelity Funds.

NOMINEES FOR ELECTION

Clive R. Hollick

Age:	56

Term:	Expires in 2002; Director since 2000

Recent Business Experience:	Lord Hollick has been Chief Executive of United Business Media plc since 1996.

Other Directorships:	United Business Media plc and Diageo plc

David Baker Lewis

Age:	57

Term:	Expires in 2002; Director since 1995

Recent Business Experience:	Mr. Lewis has been Chairman of the Board of Lewis & Munday, a Detroit law firm, since 1982.

Other Directorships:	Comerica Incorporated

CONTINUING DIRECTORS

Michael H. Armacost

Age:	64

Term:	Expires in 2004; Director since 1993

Recent Business Experience:	Mr. Armacost has been President of the Brookings Institution since October 1995. He served as a distinguished fellow and visiting professor at the Asia/Pacific Research Center of Stanford University from 1993 to 1995. Mr. Armacost was U.S. Ambassador to Japan from 1989 to 1993.

Other Directorships:	AFLAC Incorporated and Applied Materials, Inc.

Alan E. Baratz

Age:	47

Term:	Expires in 2003; Director since December 2001

Recent Business Experience:	Dr. Baratz has been Chief Executive Officer of Zaplet, Inc. since June 2000. He was Managing Director, Information Technology at Warburg Pincus and Co., LLC from September 1999 to June 2000. Dr. Baratz was President of the Software Products and Platforms Division of Sun Microsystems, Inc. from May 1999 to August 1999 and President of the JavaSoft Division from January 1996 to May 1999.

CONTINUING DIRECTORS

Kenneth W. Freeman

Age:	51

Term:	Expires in 2004; Director since May 2001

Recent Business Experience:	Mr. Freeman has been Chief Executive Officer of Quest Diagnostics Incorporated since 1995 and Chairman of the Board since 1996. From 1995 to 1999, he also served as President of Quest Diagnostics Incorporated.

Other Directorships:	Quest Diagnostics Incorporated

George H. Heilmeier

Age:	65

Term:	Expires in 2004; Director since 1992

Recent Business Experience:	Dr. Heilmeier has been Chairman Emeritus of Telcordia Technologies (formerly known as Bell Communications Research, or Bellcore) since November 1997. He served as Chairman and Chief Executive Officer of Bellcore from January to November 1997. Dr. Heilmeier also served as President and Chief Executive Officer of Bellcore from 1991 through 1996.

Other Directorships:	Automatic Data Processing, Inc., Compaq Computer Corporation, Inet Technologies, Inc. and TeleTech Holdings, Inc.

Karen N. Horn

Age:	58

Term:	Expires in 2003; Director since 1990

Recent Business Experience:	Mrs. Horn has been Managing Director of Marsh Inc. and President, Marsh Private Client Services International since August 2000. From November 1999 to August 2000, Mrs. Horn was Managing Director, Marsh Private Client Services International. She served as Senior Managing Director and Head of International Private Banking of Bankers Trust New York Corporation from 1996 through March 1999. Mrs. Horn was Chairman of Bank One, Cleveland, N.A. from 1987 to 1996 and also served as Chief Executive Officer of Bank One from 1987 to 1995.

Other Directorships:	Eli Lilly and Company

Howard V. Knicely

Age:	66

Term:	Expires in 2003; Director since April 2001

Recent Business Experience:	Mr. Knicely has been Executive Vice President, Human Resources and Communications of TRW since 1995. From 1989 to 1995, he served as Executive Vice President, Human Resources, Communications and Information Systems.

CONTINUING DIRECTORS

Lynn M. Martin

Age:	62

Term:	Expires in 2003; Director since 1995

Recent Business Experience:	Ms. Martin has chaired Deloitte & Touche’s Council on the Advancement of Women and has served as an advisor to the firm since 1993. She also has been a professor at the J. L. Kellogg Graduate School of Management, Northwestern University, since 1993. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993.

Other Directorships:	SBC Communications Inc., ten Dreyfus mutual funds, The Procter & Gamble Company and Ryder System, Inc.

Philip A. Odeen

Age:	66

Term:	Expires in 2003; Director since February 2002

Recent Business Experience:	Mr. Odeen has been Non-Executive Chairman and Director of TRW since February 2002 and has served as a consultant to TRW since January 2002. From 2000 to 2002, Mr. Odeen was Executive Vice President, Washington Operations of TRW, and from 1998 to 2000, he was Executive Vice President and General Manager, TRW Systems & Information Technology. Mr. Odeen was President, Chief Executive Officer and Director of BDM International, Inc. from 1992 to 1997.

Other Directorships:	The Reynolds & Reynolds Company, Washington Gas Holdings and Convergys Corporation

Gregory L. Summe

Age:	45

Term:	Expires in 2004; Director since December 2001

Recent Business Experience:	Mr. Summe has been Chairman, President and Chief Executive Officer of PerkinElmer, Inc. since January 1999 and was President and Chief Operating Officer from January 1998 to January 1999. He was President of the Automotive Products Group at AlliedSignal Inc. from 1997 to 1998 and President of the Aerospace Engines Division from 1995 to 1997.

Other Directorships:	PerkinElmer, Inc. and State Street Corporation

DIRECTOR COMMITTEES AND MEETINGS

Audit Committee

Members:	Robert M. Gates (Chair), Michael H. Armacost, Alan E. Baratz and Karen N. Horn — Mr. Baratz joined the Committee in February 2002

Number of 2001 Meetings:	Seven

Principal Responsibilities:	To assist the Directors in their oversight of the Company’s financial reporting process, internal and independent audit activities and its system of internal controls. The Committee operates pursuant to a Charter, a copy of which is attached to this proxy statement as Appendix A.

Compensation Committee

Members:	Kenneth W. Freeman (Chair), Martin Feldstein, Karen N. Horn and David Baker Lewis — Mr. Freeman joined the Committee in February 2002

Number of 2001 Meetings:	Three

Principal Responsibilities:	• assist management and the Directors in assessing the Company’s organization structure and executive compensation philosophy
• determine the compensation of the Company’s executive officers
• approve compensation and benefit plans that do not generally apply to all salaried employees and that involve the Company’s executive officers

Executive Committee

Members:	Philip A. Odeen (Chair), Kenneth W. Freeman and Clive R. Hollick — each of these Directors joined the Committee in February 2002

Number of 2001 Meetings:	None

Principal Responsibilities:	• approve matters that require immediate action during the intervals between Directors’ meetings
• has all the authority of the Directors, other than the authority to fill vacancies among the Directors or in any committee of the Directors

DIRECTOR COMMITTEES AND MEETINGS

Financial Policy Committee

Members:	Clive R. Hollick (Chair), Michael H. Armacost, Kenneth W. Freeman, Robert M. Gates and Lynn M. Martin

Number of 2001 Meetings:	None; the Financial Policy Committee was established by the Board of Directors in February 2002

Principal Responsibilities:	• review the Company’s financial position, operating plans and capital structure as well as the Company’s financing plans for its capital and operating requirements
• assess and approve the Company’s capital expenditure program and debt financings in excess of established thresholds
• evaluate and make recommendations to the Board with respect to dividend policy and proposals for the issuance, sale, repurchase and redemption of the Company’s securities
• review risk management strategies related to the Company’s use of derivatives and insurance coverage

Nominating and Corporate Governance Committee

Members:	Karen N. Horn (Chair), Alan E. Baratz, George H. Heilmeier, Lynn M. Martin and Gregory L. Summe

Number of 2001 Meetings:	None; the Nominating and Corporate Governance Committee was established by the Board of Directors in February 2002

Principal Responsibilities:	• establish the criteria for selection of nominees for Directors of the Company
• evaluate all candidates for Director submitted by interested persons, including Directors and shareholders of the Company
• seek possible candidates for Director and aid in attracting highly qualified candidates
• review, identify and make recommendations on Company policies and programs regarding the Company’s relationships with its employees, customers, suppliers, competitors, shareholders, governments at all levels, local communities and the general public
The name of any recommended candidate for Director, together with a brief biographical sketch, should be sent to the attention of the Secretary of the Company. A document indicating the candidate’s willingness to serve, if elected, should also accompany the recommendation.

The Nominating and Corporate Governance Committee was formed in February 2002 when the Board combined the Nominating Committee and the Public Policy and Corporate Governance Committee. The former Nominating Committee met three times in 2001 and was comprised of Karen N. Horn (Chair), Kenneth W. Freeman, George H. Heilmeier, Clive R. Hollick and Lynn M. Martin. The former Public Policy and Corporate Governance Committee met two times in 2001 and was comprised of George H. Heilmeier (Chair), Kenneth W. Freeman, Robert M. Gates and Lynn M. Martin. The Nominating and Corporate Governance Committee performs the same functions that were previously performed by the Nominating and the Public Policy and Corporate Governance Committees.

DIRECTOR COMMITTEES AND MEETINGS

Retirement Funding Committee

Members:	Martin Feldstein (Chair), George H. Heilmeier, Clive R. Hollick and David Baker Lewis — Mr. Heilmeier joined the Committee in February 2002

Number of 2001 Meetings:	One

Principal Responsibilities:	• review the Company’s activities with respect to funding policies for, and the administration and operation of, the Company’s various employee benefit plans
• review the performance of investment managers and trustees for those plans

Your Directors met 10 times during 2001. Each Director attended 75 percent or more of the total number of meetings of Directors and meetings of committees on which he or she served.

DIRECTOR COMPENSATION

General. An officer of the Company who also serves as a Director does not receive any additional compensation for serving as a Director or as a member or chair of a committee.

Director Compensation Principles. Compensation of TRW’s Directors is based on the following principles:

•	that a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	that Directors should hold a significant number of shares of TRW Common Stock; and

•	that total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

The current compensation package for non-employee Directors is comprised of the following components:

•	a base annual retainer of $80,000, fifty percent of which is automatically deferred in shares of TRW Common Stock;

•	an additional annual retainer of $7,000 for chairs of the Audit and the Compensation Committees;

•	an additional annual retainer of $5,000 for chairs of any other committees; and

•	an annual stock option grant to purchase 2,500 shares of TRW Common Stock, with an exercise price equal to the fair market value of TRW Common Stock on the date of the grant.

Payment of the automatic deferral portion of a Director’s retainer will not be made until the Director ceases to serve as a Director.

Certain Relationships. Since January 1, 1998, George H. Heilmeier served as a consultant and adviser to the Company, providing advice regarding the Company’s telecommunications initiative, acquisitions, new products and strategy. Dr. Heilmeier’s consulting arrangement with the Company expired on December 31, 2001 and has not been renewed for 2002. Under the agreement, the Company paid Dr. Heilmeier an annual fee of $210,000 in monthly installments.

Since his retirement from the Company on April 2, 2001, Mr. Joseph T. Gorman, the Company’s former Chairman of the Board and Chief Executive Officer, has served as a consultant to the Company. Mr. Gorman’s consulting agreement with the Company expires on April 2, 2003. Under the agreement, the Company pays Mr. Gorman an annual fee of $200,000 in monthly installments. Mr. Gorman was paid $166,667 in 2001 for services under his consulting agreement.

Mr. Philip A. Odeen has served as a consultant to the Company since January 1, 2002 pursuant to the terms of the consulting agreements described on pages 34 and 35 of this proxy statement under the heading “Other Compensation Arrangements — Philip A. Odeen.”

CORPORATE GOVERNANCE PRINCIPLES

The Directors of TRW play the central role in the corporate governance of TRW. Their principal responsibility is to exercise governance as representatives of TRW shareholders so as to promote the long-term successful performance of TRW. The Directors have established the following Principles and Practices, which they intend to review and reserve the right to change from time to time, to provide guidance in fulfilling their responsibilities.

Role of the Directors

The Directors serve as representatives and act on behalf of all the shareholders of TRW. In representing TRW shareholders, the Directors’ primary functions are to:

•	Ensure the highest standards of legal and ethical conduct;

•	Review, and where appropriate, approve and evaluate, the performance of TRW against broad financial objectives, major strategies and plans;

•	Select, evaluate and compensate the chief executive officer and other senior officers and review management succession planning;

•	Oversee management to ensure that the assets of TRW are safeguarded through the maintenance of appropriate accounting, financial and other controls;

•	Provide advice and counsel to senior management; and

•	Evaluate the overall effectiveness of the Board of Directors, as well as evaluate, select and recommend an appropriate slate of candidates for election as Directors.

Membership of the Board

Recognizing that the contribution of the Directors depends not only on the character and capacities of the Directors taken individually but also on their collective strengths, the Nominating and Corporate Governance Committee of the Directors seeks candidates that bring experience and judgment to TRW and otherwise aid in attracting highly qualified candidates as Directors.

Board Composition. A substantial majority of the Board shall be composed of independent Directors. The Board defines an “independent director” as any Director who is not a current or former member of management and is free from any relationship that in the judgment of the Board would interfere with independent judgment. The Nominating and Corporate Governance Committee considers from time to time whether any relationships exist between individual Directors and the Company, including any payments made to Directors by the Company for services other than as a Director, that would interfere with independent judgment.

Board Leadership. The Board shall be responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to determine in its discretion whether the Chief Executive Officer shall also serve as the Chairman of the Board. At any time, as needed, any Director may request that the Chairman of the Compensation Committee convene and chair a meeting of the independent Directors.

Selection of Directors. The benefit to shareholders of having independent Directors is derived from the Directors’ ability, judgment, objectivity and diverse experience and background. In considering possible candidates for election as an outside Director, the Nominating and Corpo-

rate Governance Committee and other Directors shall be guided in general by the composition guidelines established above and in particular by the following:

•	Each Director must be of the highest character and integrity and have an inquiring mind, experience at a strategy/ policy setting level and the ability to work well with others.

•	Each Director must have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a Director.

•	Each Director must be free from any significant conflict of interest that would interfere with his or her independent judgment and proper performance of responsibilities as a Director; this would exclude officers or directors of the Company’s competitors, major customers, suppliers, contractors, or advisors and representatives of constituent groups or organizations.

Board Orientation. A thorough understanding of the Company’s business is required to enable a Director to make a substantial contribution to the Board. Accordingly, all new Directors shall participate in an orientation program developed by the Company after their election to the Board.

Continuation of Service.

•	Annually, the Nominating and Corporate Governance Committee shall evaluate and consider all factors, including individual performance of the Directors whose terms are set to expire, to determine whether the Directors should be requested to stand for re-election and continue service on the Board.

•	Management Directors are expected to retire as Directors at the same time that their active service with the Company terminates. At the discretion of the Board, a retiring Chief Executive Officer may remain on the Board for up to three years following the date of termination of employment as Chief Executive Officer or after reaching age 68, whichever is earlier, and retire as of the date of the regular annual meeting first occurring thereafter. All other Directors are required to retire from the Board as of the date of the annual meeting of shareholders following their 72nd birthday.

•	Individual Directors who change the principal position which they held when initially elected to the Board are expected to volunteer to resign from the Board as of the time of the change in position. The Board does not believe that a Director in this circumstance should necessarily be required to leave the Board. Rather, the Board believes that the Nominating and Corporate Governance Committee should have an opportunity to assess each situation based on the individual circumstances and make a recommendation to the Board.

Committees of the Board

The purpose of Committees is to help the Directors effectively and efficiently fulfill their responsibilities. The Board has established the following six standing Committees whose members are appointed by the Board: the Audit Committee, the Compensation Committee, the Financial Policy Committee, the Nominating and Corporate Governance Committee, the Retirement Funding Committee, and the Executive Committee. Membership of each Committee, other than the Executive Committee, will be composed solely of independent Directors, and each shall have not less than three members. The Board shall review and adopt a charter for each Committee on an annual basis. In addition, the Board shall consider regularly rotating the Chairmanship of each Committee of the Board.

Meetings of the Board

Agenda. The Chairman of the Board, in consultation with the Directors, the Secretary of the Company and members of management, establishes the agenda for each meeting of the Directors. Each Director shall be free to suggest the inclusion of items on the agenda.

Advance Distribution of Board Materials. Information and materials shall be distributed in advance of the Directors’ meetings where important to the Directors’ understanding or to facilitate discussion.

Executive Session of Directors. The independent Directors of the Board meet at least once each year in Executive Session to evaluate the performance of the Chief Executive Officer. The Chairman of the Compensation Committee of the Board or other Director selected by the independent Directors chairs these meetings, and any other Executive Sessions which may be held at any other time at the request of any Director.

Director Attendance. Absent unusual circumstances, each Director is expected to attend all Board meetings and all meetings of the Committee(s) of which the Director is a member.

Board Access to Senior Management. At all times, Directors have open access to the Company’s senior management. Members of the Company’s management are invited to attend and participate in Directors’ meetings from time to time to brief the Board and the Committees on particular topics. The Board encourages senior management to bring managers into Board or Committee meetings and other scheduled events who can provide additional insight into matters being considered and/or whom senior management believes have future growth potential with the Company and should be given exposure to the members of the Board.

Visits to Key Company Locations. The Directors shall endeavor to meet at key Company locations from time to time to conduct in-depth reviews of a segment of the Company’s operations, and shall endeavor to meet at a Company location other than corporate headquarters within or without the United States at least once every two years.

Leadership Development

Evaluation of the Chief Executive Officer. The Directors shall conduct an annual evaluation of the performance of the Chief Executive Officer against criteria established by the Directors. This evaluation shall be shared with the Chief Executive Officer.

Assessing Board Performance. The Directors shall conduct an assessment of the Board’s performance at least every two years.

Management Development and Succession Planning. The Chief Executive Officer shall make an annual report to an Executive Session of the Directors on management development and succession planning.

Other Matters

Board Compensation. Each Director is required to have an equity ownership in the Company. Toward that end, each non-employee Director is paid at least half of their annual fees for service as a Director in shares of TRW Common Stock. Normally, Directors are not compensated separately for their attendance at Board or Committee meetings.

Review of Strategic Plans. The Directors shall review and evaluate at least annually the long-term strategic and business plans of the Company.

Confidential Voting. The Board has adopted a policy on confidential voting. No proxy, ballot or voting tabulation that identifies the particular vote of a shareholder will be disclosed to the Directors or officers of the Company except (i) as necessary to meet applicable legal requirements, (ii) to permit inspectors of election to certify the results of the vote or (iii) in a contested proxy election. The policy also provides for confidential treatment of shareholder comments and for an independent inspector of elections to certify the vote and confirm the integrity of the voting process.

Relationships with Shareholders

•	Shareholders who desire to communicate with the Directors are encouraged to do so by writing to the Secretary of the Company. The Secretary shall assure that the correspondence is directed to the appropriate Director(s).

•	Shareholders are encouraged to submit to the Nominating and Corporate Governance Committee recommendations for candidates for Directors. Shareholders who wish to submit recommendations can do so by writing to the Secretary of the Company, including a brief biographical profile of the individual and indicating his or her willingness to serve, if elected. The Nominating and Corporate Governance Committee shall consider all candidates submitted by interested persons, including Directors and shareholders of the Company.

MANAGEMENT OWNERSHIP OF SHARES

The following table shows share ownership for the Directors and the named executive officers as of the close of business on February 22, 2002. Unless there is a footnote to the contrary, sole voting and investment power in the shares owned are held either by the named individual alone or by the named individual and his or her spouse.

	Number of Shares of TRW Common Stock

	Shares			Percent of
	Beneficially	Exercisable	Deferred	Shares
Name	Owned(1)	Options(2)	Share Units(3)	Outstanding

M. H. Armacost	6,386	9,500	2,311	*
A. E. Baratz	248	0	0	*
D. M. Cote	82,870	0	29,966	*
M. Feldstein	7,136	8,000	0	*
K. W. Freeman	875	0	0	*
R. M. Gates	5,559	9,500	0	*
J. T. Gorman	223,736	1,510,000	0	1.4%
T. W. Hannemann	42,740	240,333	44,978	*
G. H. Heilmeier	7,917	9,500	0	*
C. R. Hollick	2,081	5,000	0	*
K. N. Horn	6,786	8,000 (4)	0	*
H. V. Knicely	23,201	220,333	0	*
D. B. Lewis	5,558	9,500	0	*
L. M. Martin	6,286	9,500	1,926	*
P. A. Odeen	10,596	125,000	2,508	*
J. C. Plant	26,000	73,332	0	*
G. L. Summe	248	0	0	*

All Directors and executive officers as a group	597,523	2,662,562	85,755	2.6%

*	Less than 1 percent.

(1)	Includes shares of TRW Common Stock held in The TRW Employee Stock Ownership and Savings Plan, shares of TRW Common Stock that have been automatically deferred under the deferred compensation plan for non-employee Directors and shares of restricted stock awarded to certain executive officers.

(2)	In accordance with the rules of the Securities and Exchange Commission, this column shows the number of shares that may be acquired within 60 days of February 22, 2002, upon exercise of stock options.

(3)	This column shows phantom units of TRW Common Stock that have been credited under deferred compensation plans and certain other nonqualified benefit plans. The phantom units are settled in cash and are not included for the purpose of calculating the percent of shares outstanding.

(4)	This figure includes an option for 1,500 shares, which Mrs. Horn has transferred to her child.

COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

Principles

The Compensation Committee of the Board consists entirely of non-employee Directors. The Committee determines the compensation for all executive officers of the Company, based on the Company’s executive compensation philosophy. This philosophy has five primary principles:

•	to link executive compensation to the creation of sustainable increases in shareholder value;

•	to provide compensation rewards contingent upon performance;

•	to differentiate compensation based on individual executive contribution;

•	to promote teamwork among executives and other Company employees; and

•	to encourage the retention of a strong management team.

Factors Considered in Determining Compensation

For 2001, the Compensation Committee determined an appropriate compensation package for each executive officer, based on his responsibilities, duties, performance, experience and market pay practices. The Compensation Committee annually reviews comparable company data in order to establish general guidelines for executive compensation. For 2001, the annual compensation of executive officers who manage business operations was compared to that of executives at other corporations in similar industries. The annual compensation of the Chief Executive Officer and corporate staff Executive Vice Presidents was compared to compensation data of a multi-industry group. Long-term compensation for all executives was also compared to long-term compensation data of a multi-industry group. The multi-industry groups are comprised of corporations most likely to compete with the Company for services of executive officers and are not limited to any particular manufacturing business. The comparable compensation data was compiled by independent compensation consultants. The Compensation Committee formulated general compensation guidelines by targeting the salary and yearly performance bonus of each executive officer at the 60th percentile of the comparable data and the long-term compensation at the 65th percentile of the comparable data.

The Compensation Committee also considered the tax deductibility of compensation paid to executive officers. Section 162(m) of the Internal Revenue Code generally provides that annual compensation in excess of $1 million paid by a public company to certain executive officers is not deductible for federal tax purposes. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. At the 2000 annual meeting of shareholders, the Company sought and obtained the shareholder approval required for awards under the 2000 Long-Term Incentive Plan to be eligible for deductibility under Section 162(m). The Compensation Committee intends to preserve the deductibility of compensation and benefits to the extent practicable and to the extent consistent with its other compensation objectives.

Annual Compensation

Annual Salary. For 2001, the Compensation Committee determined the annual salary of each executive officer based on that officer’s level of duties and responsibilities, experience and prior performance, and comparable company data. The Compensation Committee reviews the salary of each executive officer annually and determines salary increases based on the executive’s performance, the financial performance of the Company and competitive compensation practices of comparable companies.

Yearly Performance Bonus. Each year the Compensation Committee reviews financial and strategic goals for the Company as a whole and for the individual business units. These goals are the basis for the yearly performance bonuses awarded to executive officers. In determining the amount of the yearly performance bonuses, generally an 80 percent weighting is attributed to financial goals and a 20 percent weighting is attributed to strategic goals.

The yearly performance bonus of each corporate staff executive officer is based on the performance of the Company against the Company’s goals. The yearly performance bonus of each business unit executive officer is based primarily on the performance of the officer’s unit within the Company against that unit’s goals and in part on the overall performance of the Company against the Company’s goals. The Compensation Committee approves the yearly performance bonus awarded to each executive officer in accordance with these goals.

The financial goals for 2001 bonuses included profit targets and cash flow targets, which were weighted equally. The strategic goals for 2001 bonuses included: (a) developing strong, effective and comprehensive processes for operations, strategy and people; (b) customer knowledge/ support — program awards; (c) driving and living the TRW behaviors; create trust, energize people, performance driven, embrace change, customer oriented and build teamwork; and driving the TRW business themes, which are operations excellence, bureaucracy busting, quality and customer focus. The Company exceeded its target strategic goals in 2001.

The Company did not achieve its profit target goal; however, it exceeded target performance set by the cash flow goal. The cash flow performance was achieved, in part, because of execution on the Company’s cost reduction plans, more efficient use of capital and working capital improvement. The cash flow performance allowed for significant progress on the Company’s deleveraging strategy.

Finally, in addition to evaluating the performance of the Company and each business unit against the established financial and strategic goals described above, the following qualitative factors, while not assigned a specific weighting, were taken into consideration: (a) legal and ethical conduct; and (b) the Compensation Committee’s assessment of the quality of the Company’s or the relevant business unit’s performance against goals. In its assessment, the Compensation Committee also considered the Company’s overall performance in the context of market conditions, the Company’s relationship with analysts, rating agencies and institutional investors, implementation of key management and other organizational changes, and other factors.

Long-Term Compensation

Long-term compensation, designed to link shareholder and executive interests, forms a significant component of the total executive compensation package. On average, target long-term compensation, including strategic incentive grants, represents 60 percent of each executive officer’s total target compensation.

Strategic Incentive Grants. The Company’s former strategic incentive program awarded performance from 1998 through 2000, with annual payments for increased performance over three successive years of the grant. The Compensation Committee believed that these grants promoted a long-term focus on the profitability of the Company. However, in accordance with the regulations of the Securities and Exchange Commission, the payout in any given year was deemed an annual payment and was consequently disclosed under the “Bonus” column of the Summary Compensation Table.

In 2001, the Company introduced a new long-term strategic incentive program that is based on a three-year performance period, with a payout at the end of the period. In the transition to the new program, two grants were made in 2001, consisting of performance units pursuant to which the grantees are entitled to receive the cash equivalent value of shares of TRW Common Stock in the event that certain profit and cash flow goals, weighted equally, are achieved. The first grant provides a possible payout with respect to each of 2001 and 2002. Although these grants extend over a two-year period, one-half of the total grant awarded is paid out with respect to each year based on actual performance compared to the goals set for the Company as a whole. In 2001, the Company did not achieve threshold profit performance, but exceeded maximum performance for cash flow. A second grant was made in 2001 for performance for the period from 2001 through 2003, with any payout to be made in February 2004.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for senior executives reinforce the relationship of individual rewards to the long-term performance of the Company and are designed to ensure clear alignment of the executives’ interests with those of shareholders. Senior executives are expected to hold a number of shares with a value equal to certain multiples of their annual salary, ranging from one-and-one-half times annual salary to six times annual salary for the Chief Executive Officer. Senior executives are generally expected to hold shares at the guideline level within four years of becoming a participant in the program.

Compensation of David M. Cote, Former Chairman of the Board, President and Chief Executive Officer

Mr. Cote served as President and Chief Executive Officer from February 2001 until February 2002 and as Chairman of the Board from July 2001 until February 2002. The Compensation Committee determined Mr. Cote’s annual and long-term compensation for 2001 on the basis of comparable company information and:

•	the financial performance of the Company;

•	Mr. Cote’s performance as Chairman, President and CEO; and

•	Mr. Cote’s implementation of the Company’s strategic goals.

While the Compensation Committee considered all these factors, no specific weight was assigned to any particular factor, and Mr. Cote’s total compensation was not established pursuant to a fixed formula. The Compensation Committee maintained a high proportion of Mr. Cote’s compensation as being “at-risk” compensation. Approximately 80 percent of Mr. Cote’s target compensation was not firmly fixed until after the Compensation Committee reviewed and evaluated his performance after his resignation in 2002. Mr. Cote’s Employment Agreement is described on page 33 of this proxy statement under the heading “Other Compensation Arrangements — David M. Cote.”

Annual Salary. The Compensation Committee set Mr. Cote’s salary for 2001 at the rate of $1,000,000. The significant increase reflects the increased responsibilities Mr. Cote assumed as Chief Executive Officer of the Company. This placed Mr. Cote’s salary at approximately the 30th percentile of salary market data for CEO’s of companies of similar size in the multi-industry group.

Yearly Performance Bonus. The Compensation Committee established Mr. Cote’s target yearly performance bonus for 2001 at 90 percent of his salary. The target yearly performance bonus was set at 90 percent to reflect current market practice for CEOs of comparable companies. For 2001, the Compensation Committee determined not to award Mr. Cote a performance bonus due to his resignation and its potential impact on the Company.

Strategic Incentive Grants. Mr. Cote’s 2001 – 2002 strategic incentive grant was structured as a two-year grant with a target payout of 90,000 performance units of TRW Common Stock over the two-year term. Mr. Cote was also awarded a strategic incentive grant for the three-year period from 2001 – 2003 with a target payout of 45,000 performance units. Mr. Cote forfeited these grants at the time of his resignation and will receive no payout under these grants.

Restricted Stock Units; Stock Options. In 2001, the Company awarded Mr. Cote 250,000 restricted stock units and an option to purchase 200,000 shares of TRW Common Stock. These grants were made in consideration of the increased responsibilities that Mr. Cote assumed with his new role as Chief Executive Officer of the Company. Mr. Cote’s restricted stock units and stock options were terminated in connection with his resignation.

Compensation of Joseph T. Gorman, Former Chairman of the Board and Chief Executive Officer

Mr. Gorman served as Chairman of the Board and Chief Executive Officer of the Company until his resignation as Chief Executive Officer on February 1, 2001 and his resignation as Chairman of the Board on July 31, 2001. In connection with his resignation, the Compensation Committee approved an agreement with Mr. Gorman, which was described in the Company’s proxy statement last year and is described on pages 33 and 34 of this proxy statement under the heading “Other Compensation Arrangements — Joseph T. Gorman.” The total payments to Mr. Gorman described below were made in accordance with this Agreement and were made in recognition of his 33 years of service to the Company, including the 12 years he spent as Chief Executive Officer of the Company.

The Compensation Committee set Mr. Gorman’s salary for 2000 at the rate of $1,380,000. His salary was not increased in 2001, given his retirement plans. Mr. Gorman was paid a lump sum amount at this rate for 18 months, commencing on April 1, 2001, his date of termination, through September 30, 2002. In addition, Mr. Gorman was paid a performance bonus of $1,380,000 for 2001, which was 100 percent of his 2001 salary rate, and was based on the performance of the Company against the goals described above under the heading “Annual Compensation; Yearly Performance Bonus.” This amount was consistent with the Compensation Committee’s previously established target yearly performance bonus for 2001 at 90 percent of Mr. Gorman’s salary. The target yearly performance bonus was set at 90 percent to reflect current market practice for CEOs of comparable companies. In February 2003, the Company also will make a payment to Mr. Gorman representing a pro rata bonus based on target performance for the period from January 1, 2002 through September 30, 2002. Mr. Gorman was paid $742,000 in lieu of any strategic incentive grant for 2001, which was approximately equal to one third of his target strategic incentive grant for the period 1998 to 2000. The payments to Mr. Gorman of salary and bonus for 2001 and 2002 were similar to payments made to other senior executives leaving the Company in recent years. Finally, Mr. Gorman was paid $1,324,000 for the loss of benefits and office space for an eighteen-month period after his resignation.

BY:	THE TRW INC. COMPENSATION COMMITTEE

	Kenneth W. Freeman, Chair	Karen N. Horn
	Martin Feldstein	David Baker Lewis

STOCK PERFORMANCE GRAPH

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on TRW Common Stock with that of the S&P 500 Index and a peer industry group. This graph assumes $100 was invested on December 31, 1996 in each of TRW Common Stock, the S&P 500 companies and a peer group of companies. The peer group is composed of an Automotive group, represented by the Dow Jones Auto Parts Index (excluding Tire and Rubber), and a group consisting of systems, space and electronics, and aeronautical systems businesses, represented by the Dow Jones Aerospace Index. The two groups are weighted according to the relative annual revenues of the Company’s Automotive business and the Company’s Systems, Space & Electronics, and Aeronautical Systems businesses.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid to or accrued for the named executive officers in each of the last three calendar years.

					Long-Term
		Annual Compensation			Compensation Awards

					Restricted	Securities
Name and					Stock	Underlying	All Other
Principal Position(1)	Year	Salary	Bonus(2)	Other(3)	Awards(4)($)	Options(#)	Compensation(5)

P. A. Odeen	2001	$518,462	$692,969	—	$0	0	$31,225
Non-Executive Chairman,	2000	519,231	503,883	—	0	25,000	41,429
Former Executive Vice	1999	480,770	728,575	—	0	0	27,555
President, Washington Operations

J. C. Plant(6)	2001	570,330	887,292	$470,933	0	0	0
President & Chief	2000	522,041	532,834	348,311	1,437,500	40,000	3,175
Executive Officer,	1999	493,685	534,321	367,628	0	70,000	3,154
TRW Automotive

T. W. Hannemann	2001	466,923	766,077	—	0	0	24,422
President & Chief	2000	443,846	532,494	—	0	80,000	36,473
Executive Officer,	1999	408,462	924,971	—	0	40,000	28,823
TRW Space & Electronics

H. V. Knicely	2001	496,923	716,077	—	0	0	38,408
Executive Vice President,	2000	454,615	526,597	—	0	80,000	47,561
Human Resources and	1999	390,000	881,412	—	0	35,000	30,860
Communications

D. M. Cote(7)	2001	980,769	0	258,505	9,545,000	200,000	51,965
Former Chairman,	2000	750,000	999,515	380,491	17,662,500	100,000	22,798
President and Chief	1999	106,731	0	—	5,850,000	500,000	3,297
Executive Officer

J. T. Gorman	2001	424,615	1,380,000	77,112	0	0	4,329,799
Former Chairman of	2000	1,366,154	1,882,595	93,218	0	500,000	140,076
the Board and Chief	1999	1,200,000	3,021,546	113,322	0	190,000	89,300
Executive Officer

(1)	Mr. Odeen retired as Executive Vice President, Washington Operations on December 31, 2001 and was appointed Non-Executive Chairman and Director of TRW following Mr. Cote’s resignation as President, Chief Executive Officer and Chairman of the Board in February 2002. Mr. Gorman resigned as Chief Executive Officer on February 1, 2001 and resigned as Chairman of the Board on July 31, 2001. Messrs. Odeen, Plant and Hannemann are members of the Chief Executive Office.

(2)	The dollar amounts included in this column are comprised of the (a) yearly performance bonus that is paid in February of the year following the year to which it relates and (b) amounts earned pursuant to the Company’s strategic incentive grants under TRW’s long-term incentive plans. The strategic incentive grants are multi-year grants, pursuant to which annual payments are made based on goals established at the time of grant, as described on page 20 of this proxy statement under the heading “Report of the Compensation Committee on Executive Compensation — Long-Term Compensation.” However, in accordance with the regulations of the Securities and Exchange Commission, the strategic incentive grant payouts are deemed annual compensation and are consequently disclosed under the “Bonus” column of the Summary Compensation Table.

The amounts set forth in the “Bonus” column for 2001, 2000 and 1999 include the following amounts attributable to the yearly performance bonus and strategic incentive grant (“SIG”) payouts:

	2001		2000		1999

	Performance		Performance		Performance
Name	Bonus	SIG	Bonus	SIG	Bonus	SIG

P. A. Odeen	$350,000	$342,969	$356,000	$147,883	$587,500	$141,075
J. C. Plant	430,000	457,292	463,918	68,916	534,321	0
T. W. Hannemann	385,000	381,077	270,000	262,494	574,400	350,571
H. V. Knicely	335,000	381,077	390,000	136,597	505,800	375,612
D. M. Cote	0	0	660,000	339,515	0	0
J. T. Gorman	1,380,000	0	1,462,800	419,795	1,867,200	1,154,346

Payments under the strategic incentive grants for 2001, 2000 and 1999 were made in cash. The payments in 2000 and 1999 were based on the number of performance units paid out and the fair market value of TRW Common Stock on the date the Compensation Committee determined the number of performance units to be paid. The payments in 2001 were based on the number of performance units paid out and the average of the high and low sales prices per share of TRW Common Stock on the New York Stock Exchange for each trading day in the months of December 2001 and January 2002.

The amount set forth in the “Bonus” column for 2001 for Mr. Plant also includes a special incentive amount of $430,000, or 100% of Mr. Plant’s 2001 performance bonus, that Mr. Plant was awarded in 2001. This special incentive amount is payable to Mr. Plant on December 31, 2004 if he achieves the performance goals described on pages 32 and 33 of this proxy statement under the heading “Other Compensation Arrangements — John C. Plant,” or at such earlier time as the Compensation Committee determines that Mr. Plant has achieved the performance goals. Mr. Plant’s special incentive amount has been deferred into an account in the Company’s deferred compensation plan that is invested in phantom units of TRW Common Stock. As a result, the actual amount paid to Mr. Plant will be based on the value of TRW Common Stock and earnings on the deferred amounts when distributed.

(3)	The Other Annual Compensation reported includes the following: Mr. Plant (2001) — $133,333 (expatriate housing allowance), (2000) — $133,333 (expatriate housing allowance), (1999) — $133,333 (expatriate housing allowance) and $102,679 (club dues); Mr. Cote (2001) — $54,936 (personal use of Company aircraft) and $181,206 (relocation expenses), (2000) — $111,270 (club dues) and $180,391 (relocation expenses); and Mr. Gorman (2001) — $46,971 (automobile allowance) and $22,787 (personal use of Company aircraft), (2000) — $51,517 (personal use of Company aircraft), (1999) — $70,798 (personal use of Company aircraft).

(4)	The values reported in the Summary Compensation Table for restricted stock and restricted stock units were calculated by multiplying the number of shares or units awarded by the closing price per share of TRW Common Stock on the New York Stock Exchange on the date of grant. Mr. Cote was awarded 250,000 restricted stock units on February 21, 2001, 300,000 shares of restricted stock on April 27, 2000 and 130,000 shares of restricted stock on November 11, 1999. The closing prices on those dates were $38.18, $58.875 and $45.00 per share, respectively. Mr. Plant was awarded 25,000 shares of restricted stock on April 26, 2000. The closing price per share of TRW Common Stock on that date was $57.50. Mr. Cote’s restricted stock units and unvested restricted stock awards were terminated in connection with his resignation.

The total number of restricted shares of TRW Common Stock and restricted stock units held by each of the named executive officers and their respective values at December 31, 2001, based on the closing price per share of TRW Common Stock on the New York Stock Exchange on December 31, 2001, of $37.04 were: Mr. Plant — 25,000 shares with an aggregate value of $926,000; Mr. Cote — 387,000 shares and 255,883 restricted stock units with an aggregate value of $23,812,386; Messrs. Odeen, Hannemann, Knicely and Gorman — none.

Restricted stock awards and restricted stock units are subject to the risk of forfeiture prior to the applicable vesting dates in the event that the officer’s employment is terminated for any reason other than his death or disability for a period of more than 12 months. Prior to vesting, Mr. Cote’s restricted stock units did not entitle him to any rights of ownership in TRW Common Stock other than dividend equivalent rights. Dividends paid with respect to Mr. Cote’s restricted stock units were reinvested into additional restricted stock units. Prior to vesting, beginning on the date of the restricted stock awards, each of the officers is entitled to all the rights of ownership of fully paid and nonassessable shares of TRW Common Stock, including voting and dividend rights.

The restricted stock units granted to Mr. Cote in 2001, together with additional restricted stock units issued as a result of dividend equivalent rights, were scheduled to vest in full on February 1, 2006 and settle in shares of TRW Common Stock. The restricted stock award of 130,000 shares granted to Mr. Cote in 1999 was scheduled to vest in three equal annual installments, beginning January 1, 2001, subject to the achievement in the prior year of the threshold performance goals on which yearly performance bonuses are based. The restricted stock award of 300,000 shares granted to Mr. Cote in 2000 was scheduled to vest on his 60th birthday. The restricted stock award of 25,000 shares granted to Mr. Plant in 2000 will vest either (a) in two installments, with the restrictions on 40 percent of the shares lapsing on the fourth anniversary of the grant date and the restrictions on the remaining 60 percent of the shares lapsing on Mr. Plant’s 60th birthday, or (b) in full at such earlier time as the Compensation Committee determines that Mr. Plant has satisfied certain performance goals as described on pages 32 and 33 of this proxy statement under the heading “Other Compensation Arrangements — John C. Plant.” Vesting of all restricted stock awards and restricted stock units is accelerated by the occurrence of a change in control as described on page 31 of this proxy statement under the heading “Other Compensation Arrangements.”

(5)	Amounts disclosed in this column for 2001 reflect the following Company matching contributions on behalf of the named executives with regard to The TRW Employee Stock Ownership and Savings Plan and other nonqualified plans, imputed life insurance costs and the premium paid by the Company with respect to split-dollar life insurance agreements.

	Stock Savings Plan and	Imputed Life	Split Dollar
	Other Nonqualified Plans	Insurance	Life Insurance

P. A. Odeen	$26,234	$4,991	$0
J. C. Plant	0	0	0
T. W. Hannemann	22,108	1,682	632
H. V. Knicely	26,608	4,498	7,302
D. M. Cote	49,223	999	1,743
J. T. Gorman	55,826	2,026	17,601

The amounts disclosed in this column also include the payment of an aggregate of $4,254,346 to Mr. Gorman under an agreement entered into in connection with his retirement from the Company, which is described on pages 33 and 34 of this proxy statement under the heading “Other Compensation Arrangements — Joseph T. Gorman.”

(6)	Mr. Plant became an executive officer of the Company following the Company’s acquisition of LucasVarity plc in March 1999. The 1999 compensation reported for Mr. Plant includes all compensation paid to him in that year, including compensation paid by LucasVarity prior to the acquisition. Mr. Plant’s compensation for 1999 was not adjusted as a result of the acquisition.

(7)	Mr. Cote joined the Company and became an executive officer in November 1999. Mr. Cote assumed the position of President and Chief Executive Officer in February 2001 and the position of Chairman of the Board in July 2001.

STOCK OPTION GRANTS IN 2001

The following table sets forth information concerning the grant of stock options to the named executive officers in 2001.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	Price(1)	Date	Present Value(2)

D. M. Cote	200,000	25.6%	$38.80	2/21/2011	$1,990,000

(1)	The option was granted pursuant to the 1997 TRW Long-Term Incentive Plan at the fair market value of TRW Common Stock on February 21, 2001, the date of grant. As described in the Company’s proxy statement last year, the Company did not grant options to any other key employees in 2001 because of the larger than normal option grants to key employees in 2000. Mr. Cote, however, was granted an option in 2001 in consideration of the increased responsibilities that he assumed with his new role as Chief Executive Officer of the Company. Mr. Cote’s option had a 10-year term and was scheduled to become exercisable in equal annual increments over a three-year period. However, Mr. Cote’s stock option was terminated in connection with his resignation.

(2)	The grant date present value was calculated using the Black-Scholes valuation model, assuming a volatility rate of 28 percent, a risk-free rate of return of 4.71 percent, a dividend yield of 2.85 percent and a projected time of exercise of six years. The Company estimates the projected risk of forfeiture to be 14 percent. The actual amount, if any, realized upon the exercise of stock options depends upon the market price of TRW Common Stock relative to the exercise price per share of the stock option at the time of exercise. There is no assurance that the hypothetical grant date present values of the stock options reflected in this table would have actually been realized.

STOCK OPTION EXERCISES IN 2001

AND YEAR-END OPTION VALUES

The following table shows the number and value of stock options exercised by the named executive officers in 2001 and the value of in-the-money options held by those individuals on December 31, 2001. The value realized on exercised options is based on the difference between the exercise price for the options and the fair market value of TRW Common Stock on the date of exercise. The value of unexercised stock options is based on the difference between the exercise price of the options and the closing price per share of TRW Common Stock on December 31, 2001 of $37.04.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Number of		Options at Fiscal Year End		at Fiscal Year End
	Shares
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

P. A. Odeen	0	N/A	125,000	0	$0	$0
J. C. Plant	0	N/A	59,999	50,001	0	0
T. W. Hannemann	30,000	$489,462	200,332	66,668	168,350	0
H. V. Knicely	0	N/A	181,999	65,001	168,350	0
D. M. Cote(1)	0	N/A	366,666	433,334	0	0
J. T. Gorman	240,000	3,837,600	1,510,000	0	1,202,950	0

(1)	Mr. Cote’s stock options were terminated in connection with his resignation.

LONG-TERM INCENTIVE PLAN — GRANTS IN 2001

The following table sets forth information concerning long-term incentive plan awards made to the named executive officers in 2001.

	Number of	Performance or	Estimated future payouts under
	shares, units	other period	Non-stock price-based plans(1)
	or other	until maturation
Name	rights(1)	or payout(1)	Threshold (#)	Target (#)	Maximum (#)

P. A. Odeen(2)	9,000	01/01 – 12/03	—	9,000	18,000
J. C. Plant	12,000	01/01 – 12/03	—	12,000	24,000
T. W. Hannemann	10,000	01/01 – 12/03	—	10,000	20,000
H. V. Knicely	10,000	01/01 – 12/03	—	10,000	20,000
D. M. Cote(2)	45,000	01/01 – 12/03	—	45,000	90,000
J. T. Gorman	0	—	—	—	—

(1)	Incentive grants under the Company’s long-term strategic incentive program are based on a three-year performance period, with a payout at the end of this period. Grants in 2001 consist of performance units pursuant to which grantees are entitled to receive the cash equivalent value of shares of TRW Common Stock in the event that certain profit and cash flow goals, which are weighted equally, are achieved. The cash value of each performance unit will be based on the average of the high and low sales prices per share of TRW Common Stock on the New York Stock Exchange for each trading day in the months of December 2003 and January 2004. There are no minimum amounts payable under the Company’s long-term strategic incentive program. Grantees can earn from 0% to 200% of the target number of performance units in the grant for the three-year performance period, where no performance units will be earned if the threshold profit and cash flow goals are not exceeded, the target number of performance units will be earned if 100% of the target profit and cash flow goals are achieved and the maximum number of performance units will be earned if 200% of the target profit and cash flow goals are achieved.

(2)	Messrs. Odeen and Cote forfeited their strategic incentive grants upon their resignations from the Company.

PENSION PLAN INFORMATION

The following table shows the approximate annual pension benefits payable under the Company’s qualified and nonqualified supplemental plans to Messrs. Odeen, Hannemann, Knicely, Cote and Gorman.

Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$200,000	$45,000	$60,000	$75,000	$90,000	$105,000

400,000	90,000	120,000	150,000	180,000	210,000

600,000	135,000	180,000	225,000	270,000	315,000

800,000	180,000	240,000	300,000	360,000	420,000

1,000,000	225,000	300,000	375,000	450,000	525,000

1,200,000	270,000	360,000	450,000	540,000	630,000

1,400,000	315,000	420,000	525,000	630,000	735,000

1,600,000	360,000	480,000	600,000	720,000	840,000

1,800,000	405,000	540,000	675,000	810,000	945,000

2,000,000	450,000	600,000	750,000	900,000	1,050,000

2,200,000	495,000	660,000	825,000	990,000	1,155,000

2,400,000	540,000	720,000	900,000	1,080,000	1,260,000

2,600,000	585,000	780,000	975,000	1,170,000	1,365,000

Compensation covered for a particular year is the actual amount of salary shown in the Summary Compensation Table for that year plus the performance bonus shown in footnote (2) to the Table for the preceding year. Average compensation is the average of the highest five consecutive calendar years of covered compensation. The estimated pension benefits assume payments in the form of a single life annuity following retirement on or after age 60. Retirement benefits are reduced after the retiree reaches age 62 to reflect Social Security benefits.

The following table shows the approximate annual pension benefits payable under the Company’s qualified and nonqualified supplemental plans to Mr. Plant, a participant in the Company’s plans applicable to senior management employees located in the United Kingdom.

Final
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$200,000	$100,000	$133,333	$133,333	$133,333	$133,333

400,000	200,000	266,667	266,667	266,667	266,667

600,000	300,000	400,000	400,000	400,000	400,000

800,000	400,000	533,333	533,333	533,333	533,333

1,000,000	500,000	666,667	666,667	666,667	666,667

1,200,000	600,000	800,000	800,000	800,000	800,000

1,400,000	700,000	933,333	933,333	933,333	933,333

1,600,000	800,000	1,066,667	1,066,667	1,066,667	1,066,667

1,800,000	900,000	1,200,000	1,200,000	1,200,000	1,200,000

2,000,000	1,000,000	1,333,333	1,333,333	1,333,333	1,333,333

Compensation covered for a particular year is the actual amount of salary shown in the Summary Compensation Table for that year plus the performance bonus shown in footnote (2) to the Table for the preceding year, subject to a cap of 10 percent of his salary. This bonus amount is referred to as his pensionable bonus. Final compensation is his salary over the 12 months prior to retirement plus the average of his pensionable bonus for the last five years prior to retirement. As a result of the 10 percent cap for calculating the pensionable bonus, Mr. Plant’s current covered compensation for pension purposes is $606,395, which is substantially less than the annual compensation reported in the Summary Compensation Table.

The estimated pension benefits reflect an annual payment amount assuming payments are made to Mr. Plant on a monthly basis following retirement on or after age 57 1/2. Mr. Plant’s pension benefits will not be reduced as a result of any state benefits to which he may be entitled.

The years of service completed by the named executive officers are as follows: P. A. Odeen (age 66) — 11 years of service; J. C. Plant (age 48) — 24 years of service; T. A. Hannemann (age 59) — 32 years of service; H. V. Knicely (age 66) — 22 years of service; D. M. Cote (age 49) — two years of service; and J. T. Gorman (age 64) — 33 years of service.

OTHER COMPENSATION ARRANGEMENTS

The Company has entered into agreements designed generally to assure continued management in the event of a change in control of the Company with each of the named executive officers. The employment continuation agreements with Messrs. Cote, Gorman and Odeen terminated when they resigned from the Company. The agreements provide that, following a change in control, the Company will employ the officer until the earlier of the officer’s death, his or her attaining age 65 (age 70 in the case of Mr. Knicely) or the expiration of the third anniversary of the change in control (the “Employment Period”). During the Employment Period, the officer will be entitled to receive an annual base salary and to continue participation in employee benefit plans at levels not less than those in effect prior to the change in control. The incentive portion of the officer’s compensation will equal the highest incentive award paid to the officer for any of the three calendar years preceding the change in control. If the officer’s employment were to be terminated by the Company during the Employment Period for reasons other than disability or cause, or by the officer for reasons relating to changed circumstances or during the 60-day period immediately following the first anniversary of the occurrence of a change in control, the officer would be entitled to receive a severance payment equal to the net present value of (a) the salary and incentive pay that the officer would have received under the agreement for the remainder of the Employment Period or two years, whichever is longer (the “Remaining Period”) and a pro rata portion of the incentive pay for the year of termination, and (b) the employee benefits (other than employee welfare benefits and stock options and similar compensatory benefits) that the officer would have received for the Remaining Period, including under the Company’s retirement plans, assuming vesting. The Company would also provide the officer with health insurance and similar welfare benefits for the Remaining Period, subject to reduction for comparable welfare benefits received in subsequent employment. If any payments to the officer are determined to be “excess parachute payments” under the Internal Revenue Code, the officer would be entitled to receive an additional payment (net of income taxes) to compensate the officer for the excise tax imposed by the Internal Revenue Code on such payments. The agreements also provide that the Company will reimburse the officer for his or her costs to enforce the agreement.

The terms of the employment continuation agreement with John C. Plant, President & Chief Executive Officer, TRW Automotive, vary from the terms described above in the following respects. First, for purposes of calculating the severance payment to which Mr. Plant would be entitled upon termination following a change in control, the value of the employee benefits that he would have received for the Remaining Period is equal to 15 percent of Mr. Plant’s base salary and target incentive pay as of the date of his termination. Further, in light of this payment, the

Company will not be obligated to continue to provide welfare benefits for the Remaining Period. Finally, as Mr. Plant is covered by a different pension plan than the other executive officers, the agreement has been modified slightly to tailor Mr. Plant’s pension protection rights. Under the agreement, if following a change in control Mr. Plant is terminated and that termination occurs on or before the date on which he becomes eligible for a Company-requested early retirement under the TRW Pension Scheme, the Company will pay Mr. Plant a pension equal to the benefit he would have received had he continued to be employed by the Company until the date upon which he would have become eligible for a Company-requested early retirement. If following a change in control Mr. Plant is terminated, but that termination occurs after he becomes eligible for a Company-requested early retirement, then Mr. Plant will receive a pension benefit equal to the amount he would then be entitled to receive, assuming that his employment with the Company had continued for the Remaining Period and that his age was increased by an amount equal to the Remaining Period.

The Company has established a trust related to funding payments that the Company would be required to make under the agreements described above upon a change in control. Under the terms of the trust, upon a potential change in control, the Company is required to fund the trust with amounts sufficient to fund the Company’s obligations under the agreements. A potential change in control occurs if any of the following events occur: (a) the Company enters into a letter of intent, agreement in principle or other agreement, the consummation of which would result in a change in control, as defined in the agreements, (b) any person, including the Company, makes a public announcement stating a present intention to take actions that, if consummated, would constitute a change in control or (c) any person, other than the Company or its benefit plans, is or becomes the beneficial owner of 15 percent or more of the combined voting power of the voting stock of the Company. The trust is revocable at the option of the Company until a change in control occurs, after which it is irrevocable.

The Company also has entered into split-dollar life insurance agreements with certain key executive officers. Under the split-dollar agreements, the Company owns, and pays the premiums on, the life insurance policies and the executive has the right to designate a beneficiary to receive a fixed portion of the policy death benefit. The balance of the death benefit will be payable to the Company as a recovery of its investment. Upon a change in control, ownership of the policies will transfer to an irrevocable trust, and the Company will be required to fund the trust with sufficient assets to pay future premiums on the policies.

For purposes of the foregoing agreements, as well as the Company’s stock option grants and restricted stock and restricted stock unit awards, a change in control is defined as a change occurring (a) by virtue of certain mergers or consolidations or sale or transfer of assets by the Company to another corporation or (b) by virtue of the current Directors of the Company and their approved successors (other than a successor whose initial assumption of office is in connection with an actual or threatened election contest) ceasing to constitute a majority of the Directors of the Company or (c) through the acquisition of shares representing 20 percent or more of the voting power of the Company other than acquisitions by the Company, a subsidiary of the Company or a Company-sponsored employee benefit plan or (d) through any other change in control reported in any filing with the Securities and Exchange Commission.

John C. Plant: The Company has an employment agreement with John C. Plant that provides for payment of a salary and optional bonus determined by the Board of Directors in their discretion, as well as the provision of additional benefits as may be agreed upon between the Company and Mr. Plant. The agreement further provides for full payment during any period of absence from work due to sickness or injury not exceeding 240 days during any two-year period, subject to certain conditions.

Pursuant to a supplemental agreement regarding Mr. Plant’s expatriate assignment, Mr. Plant is also entitled to: a foreign service incentive equal to 10 percent of his home base salary; a goods and services differential to compensate him for the higher cost of living in Michigan compared to the United Kingdom, if any; a housing allowance so long as he maintains a home in the United Kingdom; a car allowance; educational assistance to cover the excess costs necessary to obtain suitable education for Mr. Plant’s children in the United States over and above the cost of an equivalent education in the United Kingdom (subject to a maximum level of assistance of 50 percent of the U.S. costs); airfare for Mr. Plant and his family to return to the United Kingdom once per year at business class or twice per year at economy class; the cost of tax counseling services for Mr. Plant with respect to income arising out of his employment with the Company; and a financial counseling allowance.

The Company has the right to terminate Mr. Plant’s employment for any reason upon at least two years’ notice in writing (or with pay in lieu of such notice) and Mr. Plant may terminate his employment with the Company upon at least six months’ notice in writing. Under certain conditions described in his agreement, the Company may terminate Mr. Plant’s employment for cause without notice.

If Mr. Plant is terminated without cause and without the two years’ notice described above, the Company has agreed to pay Mr. Plant within five business days of his termination a payment in lieu of notice equal to two times (or such lower multiplier as is appropriate to take into account the unexpired period of notice) the sum of the following amounts: (a) Mr. Plant’s gross base annual salary; (b) 15 percent of Mr. Plant’s base salary on termination as compensation for all other remunerations or benefits; (c) the gross amount of the bonus, if any, paid or payable to Mr. Plant in respect of the Company’s most recently completed fiscal year, as compensation for the loss of bonuses; and (d) a pension entitlement equal to the amount by which the notional pension exceeds the actual pension. For this purpose, the actual pension is the amount of the deferred pension to which Mr. Plant is entitled at the termination date, payable beginning at normal pension age under the TRW Pension Scheme. The notional pension is the amount of the deferred pension, payable beginning at normal pension age under the TRW Pension Scheme, to which Mr. Plant would have been entitled if the Company had terminated his employment two years after the termination date (or at the end of any unexpired period of notice), but calculating the deferred pension on the basis of Mr. Plant’s final pensionable earnings at the termination date.

Under the agreement, Mr. Plant has agreed, both during and following termination of his employment with the Company, not to disclose or make use of any trade secrets or confidential information relating to the Company or its subsidiaries, except in the proper performance of his duties. Mr. Plant has further agreed not to compete with the Company with respect to certain of the Company’s goods and services for a period of 12 months following the termination of his employment. Finally, under the agreement, any intellectual property right invented, developed, created or acquired by Mr. Plant during the term of the agreement which relates to or is useful in connection with the Company’s business will become the property of the Company without any payment to Mr. Plant.

In connection with the Company’s consolidation of its three separate automotive business units into one unit managed by Mr. Plant, Mr. Plant’s employment agreement was amended in October 2001 to provide that if Mr. Plant manages the Company’s automotive business to the

Company’s satisfaction and provides strong support and assistance in executing the strategic plans for the Company’s automotive business, the Company will (a) provide Mr. Plant a special incentive for each year beginning 2001 through 2004, (b) accelerate the vesting of all 25,000 shares of Mr. Plant’s April 26, 2000 restricted stock grant on December 31, 2004, and (c) terminate Mr. Plant’s employment agreement on December 31, 2004, providing Mr. Plant with the same benefits under the agreement that he would be entitled to if the Company had terminated Mr. Plant’s employment on that date without notice. The amount of the annual special incentive will be determined by the Compensation Committee based on Mr. Plant’s performance and can be as much as 100 percent of Mr. Plant’s performance bonus that he otherwise earns in that year under the Company’s yearly performance bonus program. In the event that performance bonus targets are not established for the automotive businesses in 2002, 2003 or 2004, the special incentive payment will be based on the Compensation Committee’s determination of a comparable bonus for the applicable years. The special incentive amount determined at the end of each year will be deferred until December 31, 2004 into an account in the Company’s deferred compensation plan that is invested in phantom units of TRW Common Stock. At that time, if the foregoing performance conditions are satisfied, Mr. Plant will be entitled to receive these amounts and any earnings thereon.

If the strategic objectives for the Company’s automotive business have been achieved prior to December 31, 2004, as determined by the Compensation Committee, the special incentive amounts deferred on Mr. Plant’s behalf, plus a comparable bonus for any remaining years through 2004, and all benefits assuming termination without notice under Mr. Plant’s employment agreement will be paid to Mr. Plant at that time. In addition, the 25,000 shares of Mr. Plant’s April 26, 2000 restricted stock grant will vest at that time.

David M. Cote: Prior to his resignation, Mr. Cote served as the Chairman, President and Chief Executive Officer of the Company. In November 1999, the Company entered into an employment agreement with Mr. Cote that provided for an annual base salary of $750,000 per year through calendar year 2000 and annual increases thereafter at the discretion of the Directors. Mr. Cote’s target yearly performance bonus was set at 70 percent of his base salary in 2000, subject to adjustment in accordance with the Company’s performance bonus program, with a minimum bonus of $525,000 for the year 2000. The agreement provided that Mr. Cote be entitled to participate in the Company’s strategic incentive bonus program described on page 20 of this proxy statement under the heading “Report of the Compensation Committee on Executive Compensation — Long Term Compensation.”

Mr. Cote’s restricted stock units, stock options and unvested restricted stock awards were terminated in connection with his resignation. In addition to his participation in TRW benefit plans, the agreement provided Mr. Cote a supplemental retirement benefit, which benefit Mr. Cote forfeited at the time of his resignation. By voluntarily terminating his employment on his own initiative, Mr. Cote was not eligible for severance benefits under the terms of his agreement.

Joseph T. Gorman: In connection with the resignation of Joseph T. Gorman as Chief Executive Officer of the Company on February 1, 2001 and his resignation from the Company’s Board of Directors on July 31, 2001, the Company entered into a letter agreement defining the terms and conditions of Mr. Gorman’s retirement. Mr. Gorman retired from the Company effective April 2, 2001. On that date, the Company made a single lump sum payment to Mr. Gorman in the amount of $4,136,000, of which (a) $2,070,000 represented the salary he would have earned, and $1,324,000 represented office space and benefits he would have been entitled to receive, had he retired from the Company eighteen (18) months later at the normal retirement age of 65, and (b) $742,000 was paid in lieu of any strategic incentive grant that he may have otherwise been entitled to for 2001.

In February 2002, the Company paid Mr. Gorman $1,380,000, representing an amount under TRW’s Operational Incentive Plan based on actual performance under that Plan for the 2001 calendar year. In February 2003, the Company will make a payment to Mr. Gorman representing a prorated payout under TRW’s Operational Incentive Plan for the period January 1, 2002 through September 30, 2002, based on target performance under the Plan for calendar year 2002. Mr. Gorman’s payout for target performance under the Plan is equal to 90 percent of his base salary.

Under the agreement, the Company has also agreed to provide certain benefits for Mr. Gorman following his retirement. The Company will make all COBRA premium payments necessary to continue Mr. Gorman’s medical benefits in the Company’s Executive Health Plan through September 2002. Those premiums amounted to $18,945 in 2001. Further, through October 2002, the Company will provide Mr. Gorman with the full-time support of an administrative assistant. Finally, on April 2, 2001, Mr. Gorman’s Company car, valued at $99,401, was given to him, subject to imputation of income for the fair market value of the car.

The agreement provides that Mr. Gorman will serve as a consultant to the Company for a period of two years beginning April 2, 2001, subject to the terms of a consulting agreement. The consulting agreement provides for payment of an annual fee of $200,000, to be paid in monthly installments beginning April 2, 2001, as compensation for Mr. Gorman’s services, plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred by Mr. Gorman in performing services under the consulting agreement. Mr. Gorman is obligated to provide consulting services to the Chief Executive Officer of the Company as requested from time to time, but will not be required to devote more than 10 percent of his time in any one year to such services. The consulting agreement between the Company and Mr. Gorman is subject to standard terms and conditions regarding the use and disclosure of confidential information and the prohibition on the provision of services to certain of the Company’s competitors. In 2001, the Company paid Mr. Gorman $166,667 for services under his consulting agreement.

Philip A. Odeen: Following his resignation as Executive Vice President, Washington Operations, Mr. Odeen agreed to serve as a consultant to the Company for one year beginning on January 1, 2002, subject to the terms of a consulting agreement. The consulting agreement provides for payment of an annual fee of $200,000, to be paid in monthly installments beginning January 1, 2002, as compensation for Mr. Odeen’s services, plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred by Mr. Odeen in performing services under the consulting agreement.

Effective February 20, 2002, Mr. Odeen’s consulting agreement described above was suspended and Mr. Odeen and the Company entered into a new consulting agreement under which Mr. Odeen agreed to serve as a consultant to the Company in the position of Non-Executive Chairman until the search for a new Chief Executive Officer of the Company is completed or such other date as may be determined by the Directors. During this transition period Mr. Odeen is obligated to provide his full time services to the Company. The consulting agreement provides for payment at the rate of $90,000 per month, plus reimbursement of all reasonable travel and out-of-pocket expenses incurred by Mr. Odeen in performing services under the consulting agreement. At the end of the transition period, Mr. Odeen will be eligible for a lump sum incentive payment, the amount of which will be determined by the Directors based upon an assessment of Mr. Odeen’s leadership contribution to the Company during the transition period.

The Company may terminate the consulting agreement at any time upon 15 days prior written notice or immediately if Mr. Odeen is unable to perform his duties for 30 consecutive days. Upon completion of Mr. Odeen’s role as Non-Executive Chairman, Mr. Odeen’s original consulting agreement will be reinstated and will continue until December 31, 2002, or be renewed from year to year thereafter on mutually agreeable terms and conditions.

Mr. Odeen’s new consulting agreement and his suspended consulting agreement described above are subject to standard terms and conditions regarding the use and disclosure of confidential information and the prohibition on the provision of services to certain of the Company’s competitors.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes, internal and independent audit activities and its system of internal controls. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter, a copy of which is attached to this proxy statement as Appendix A, that it reviews annually. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements and expressing an opinion as to the fairness of the financial statements in conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has considered and reviewed the audited financial statements with management and the independent auditors. In this context, management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee has also discussed with the independent auditors their audit report and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations with respect to non-audit services provided by the auditors. Finally, the Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on these reviews and discussions and the report of the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

BY:	THE TRW INC. AUDIT COMMITTEE

	Robert M. Gates, Chair	Karen N. Horn
Michael H. Armacost

PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP AS

INDEPENDENT AUDITORS

Services of Independent Auditors for 2001

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2001. In addition to the engagement to audit the Company’s annual financial statements and to review the financial statements included in the Company’s quarterly reports on Form 10-Q, Ernst & Young was also engaged by the Company during 2001 to perform certain other services. The aggregate fees billed by Ernst & Young for these services for the fiscal year ended December 31, 2001 were:

Audit Fees	$2.1 Million
Financial Information Systems

Design and Implementation Fees	$0.0

All Other Fees:

Audit-Related Services (1)	$2.2 Million

Tax Services	$3.7 Million

Other Services	$0.2 Million

(1)	Audit related services include statutory audits, acquisition and disposition audits, audits of employee benefit plans and services related to filings made with the Securities and Exchange Commission.

Appointment of Independent Auditors for 2002

Upon the recommendation of the Audit Committee, the accounting firm of Ernst & Young LLP has been appointed by the Directors to continue to serve as the Company’s independent auditors for the fiscal year ending December 31, 2002. Ernst & Young has been serving the Company in this capacity for a number of years and is considered to be highly qualified. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to any appropriate shareholder questions and will have an opportunity to make a statement at the meeting if they desire to do so. Although such ratification is not required, the Board of Directors believes that shareholders should be given the opportunity to express their views on the subject. In the event that ratification of this selection of auditors is not approved by a majority of the shares voting thereon, management and the Board of Directors will review their future selection of auditors.

Your Board recommends a vote FOR this proposal. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise on your proxy card.

OTHER INFORMATION

Outstanding Securities

To the knowledge of the Company, except as set forth below, no person beneficially owns more than five percent of any class of the Company’s voting stock. The following table presents information as of December 31, 2001 derived from Schedules 13G filed with the Securities and Exchange Commission by persons beneficially owning more than five percent of TRW Common Stock:

	Number of Shares and
	Nature of
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Percent of Class

The TRW Employee Stock Ownership and Savings Plan 1900 Richmond Road Cleveland, Ohio 44124	21,687,649	(2)	17.1%

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	13,058,300	(3)	10.3%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	7,185,623	(4)	5.7%

(1)	Each beneficial owner listed in the table certified in its Schedule 13G that, to the best of its knowledge and belief, the TRW Common Stock beneficially owned by it was acquired in the ordinary course of business and not for the purpose of changing or influencing control of the Company.

(2)	Putnam Fiduciary Trust Company, One Post Office Square, Boston, Massachusetts 02109, served as trustee of The TRW Employee Stock Ownership and Savings Plan during 2001. Putnam Fiduciary Trust Company disclaims beneficial ownership of the shares, as it does not retain discretionary authority to buy, sell or vote the securities. The TRW Employee Stock Ownership and Savings Plan reported shared voting and dispositive power over all the shares beneficially owned.

(3)	Capital Research and Management Company filed Amendment No. 4 to its Statement of Beneficial Ownership on Schedule 13G on February 11, 2002, reporting beneficial ownership of 13,058,300 shares of TRW Common Stock. Of these shares, Capital Research and Management Company reported that it has sole dispositive power over 13,058,300 shares and voting power over no shares. Capital Research and Management Company is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital Research and Management Company disclaims beneficial ownership of all 13,058,300 shares.

(4)	FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson jointly filed Amendment No. 3 to their Statement of Beneficial Ownership on Schedule 13G on February 14, 2002, reporting beneficial ownership of 7,185,623 shares of TRW Common Stock. Of the total amount held by FMR Corp., (a) 6,668,713 shares are beneficially owned by Fidelity Management & Research Company as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, (b) 300,882 shares are beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager of institutional accounts, (c) 728 shares are beneficially owned by Strategic Advisers, Inc. as a result of its having sole dispositive power over securities held for individuals to which it provides investment advisory services as an investment adviser under the Investment Company Act of 1940, and (d) 215,300 shares are beneficially owned by Fidelity International Limited. Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisors, Inc. are wholly-owned subsidiaries of FMR Corp. A partnership controlled by the controlling group of FMR Corp. owns 39.89 percent of the voting stock of Fidelity International Limited. FMR Corp. (through its control of Fidelity Management Trust Company) has sole power to vote 222,882 shares and sole dispositive power over 300,882 shares. FMR Corp. has no voting power over 78,000 shares owned by the institutional accounts managed by Fidelity Management Trust Company. FMR Corp. (through its control of Fidelity Management & Research Company) has sole dispositive power over an additional 6,668,713 shares. The sole voting power of such 6,668,713 shares resides with the Boards of Trustees of the Fidelity Funds. Fidelity International Limited has sole power to vote and the sole power to dispose of 215,300 shares. Edward C. Johnson 3d and Abigail P. Johnson are control persons of FMR Corp. Robert M. Gates, a TRW Director, is a trustee of The Fidelity Funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, Directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in TRW Common Stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the Company’s knowledge, during 2001 all Section 16(a) filing requirements were met.

Cumulative Voting

Any shareholder of the Company may exercise cumulative voting rights for the election of Directors (a) if the shareholder notifies the President, a Vice President or the Secretary of the Company in writing, not less than 48 hours before the time of the meeting, that cumulative voting is being requested, and (b) if an announcement of such request is made at the beginning of the meeting by the Chairman or Secretary of the Company or by or on behalf of the shareholder making the request. Cumulative voting allows each shareholder to cumulate his or her voting power by (1) casting his or her votes (the number of shares held multiplied by the number of Directors to be elected) for one nominee or by (2) distributing his or her votes among two or more nominees. The Company does not currently anticipate that cumulative voting will be requested at the annual meeting. Nevertheless, if cumulative voting is requested, the persons named in the proxy will vote cumulatively the shares represented by the proxy FOR such of the nominees as they may determine, unless specifically directed otherwise by the shareholder. Of course, no votes represented by proxy will be cumulated or cast for a nominee for whom the shareholder executing the proxy has specifically directed that such votes be withheld.

Other Business

The Company received a letter from a shareholder indicating his intention to request a vote at the annual meeting of shareholders for the Company to report, orally and in writing, at the annual meeting and in the next Company news release after the annual meeting the following information: the identity of Directors who have philanthropic links to the Company, quantifying these philanthropic links and reporting whether such Directors are also members of the Audit Committee; the attendance of Directors at the annual meeting of shareholders; whether the Company’s independent auditors perform audit consulting services and the categories of other consulting services the Company’s independent auditors perform, including the percentage of their overall fee for each category representing more than 10 percent of their annual fee; and the topics and outcome of any Rule 14a-8 proposals, including challenges by the Company of such proposals to the Securities and Exchange Commission. If any of these matters properly comes to a shareholder vote at the meeting, the holders of the proxies solicited by this proxy statement intend to exercise their discretion to vote against any request for reports on these matters and against modifying the Company’s existing policies and practices on the matters to which the proposal relates.

The Directors do not know of any other matters that are to be presented for a vote at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies solicited by this proxy statement will vote your shares on that matter, in their discretion.

William B. Lawrence

Secretary

March 4, 2002

Appendix A

TRW Inc.

Audit Committee Charter

I. Purpose

The primary function of the Committee is to assist the Board of Directors in fulfilling its reasonable oversight of the Corporation’s:

•	Financial reporting processes, financial reports and other financial information;

•	Internal and independent audit activities; and

•	System of internal controls.

The function of the Audit Committee is oversight. The Committee shall have the authority to retain accountants, independent counsel and other advisors to assist it in carrying out its duties. The Audit Committee has the responsibilities set forth in this charter; however, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Corporation’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. Nor is it the responsibility of the Audit Committee to resolve disagreements, if any, between management and the independent auditors, to conduct investigations, or to assure compliance with laws and the Corporation’s legal and ethical policies.

II. Composition

The Committee shall have three or more independent directors as determined by the Board. The Board defines an “independent Director” as any Director who is not a current or former member of management and is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be financially literate, having a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be appointed by the Board of Directors. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair.

III. Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet at least annually with management, the outside auditors and the internal auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

IV. Responsibilities and Duties

To fulfill its oversight responsibilities and duties, the Committee shall perform any activities consistent with this Charter, the Corporation’s Regulations and governing law, as the Committee or the Board deems necessary or appropriate and shall:

1.	Review and reassess this Charter at least annually and submit the Charter to the Board of Directors for approval.

2.	Discuss with management and the outside auditors the Corporation’s audited and quarterly financial statements prior to filing with the Securities and Exchange Commission and prior to the release of earnings. The Chair of the Committee may, if necessary, represent the entire Committee for purposes of the quarterly reviews.

3.	Receive and discuss with management, the outside auditors and the internal auditors all reports regarding any significant changes to the Corporation’s accounting principles, practices, policies and controls.

4.	Review the adequacy of the Corporation’s internal controls and review any significant findings of the internal and outside auditors related to the Corporation’s internal accounting controls.

5.	Receive reports by the outside auditors with respect to the expense accounts of the Chief Executive Officer.

6.	Prepare a report or other disclosures for inclusion in the proxy statement as required by the Securities and Exchange Commission.

7.	Report and make recommendations to the Directors from time to time with respect to the Committee’s activities and determinations.

8.	Review with management the Corporation’s policies and practices with respect to legal and ethical compliance.

Outside Auditors

9.	Recommend to the Board of Directors annually the selection of the outside auditors who shall be accountable to the Board of Directors and the Committee, considering their independence, evaluation of their services, and compensation for audit and non-audit services.

10.	Receive from the outside auditors annually a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard No. 1 and addressing each non-audit service provided to the Corporation; discuss with the outside auditors all relationships or services disclosed in the statement that may impact their objectivity and independence; and recommend appropriate action to satisfy itself of the outside auditors’ independence.

11.	If applicable, consider whether the outside auditor’s provision of non-audit services to the Corporation is compatible with maintaining the independence of the outside auditors.

12.	Review at least annually (a) the resumes of key outside auditors’ partners and managers serving on the audit; (b) a description of the outside auditors’ quality control procedures; and (c) a report of the most recent quality control review of the outside audit firm.

13.	Receive from the outside auditors annually a formal written statement of the fees billed for each category of service rendered by the outside auditors that is required to be publicly disclosed by the Corporation in accordance with the rules and regulations of the Securities and Exchange Commission.

14.	Discuss with the outside auditors the nature and scope of their annual audit and review their opinion and recommendations.

15.	Receive and discuss any reports or communications submitted to the Committee by the outside auditors required by or referred to in SAS 61.

16.	Approve any proposed change of the outside auditors.

Internal Auditors

17.	Discuss with the internal auditors the nature and scope of the Corporation’s internal audit program and significant results of internal audits.

TRW Inc.	VOTE BY TELEPHONE
1900 Richmond Road
Cleveland OH 44124	Have your voting instruction card available
when you call the Toll-Free number 1-800-542-1160
using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your voting instruction card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Access the Website and cast your vote: http://www.votefast.com	Return your voting instruction card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern time on April 18, 2002 to be counted in the final tabulation.

Your Control Number is:

— Please fold and detach card at perforation before mailing. —

TRW INC.	VOTING INSTRUCTION CARD

These confidential voting instructions are solicited by the Board of Directors of TRW Inc. for the Annual Meeting of Shareholders to be held on April 24, 2002.

These confidential voting instructions are to the fiduciaries under The TRW Employee Stock Ownership and Savings Plan, The TRW Canada Stock Savings Plan and the TRW UK Share Purchase Plan (as applicable, with respect to Common Stock in such plans allocated to the account of the undersigned) and are solicited by the Board of Directors of TRW Inc. for the Annual Meeting of Shareholders to be held on Wednesday, April 24, 2002 at 8:30 a.m. in Lyndhurst, Ohio and any adjournment or postponement thereof. The undersigned directs the respective fiduciary to vote as indicated on the other side of this card. The fiduciaries are also authorized to vote at their discretion in accordance with the applicable plan on all other matters properly brought before the meeting.

Please sign exactly as your name appears to the left

Signature(s)

Date:	, 2002

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card.

- Please fold and detach card at perforation before mailing. -

TRW INC.	VOTING INSTRUCTION CARD

These confidential voting instructions are solicited on behalf of the Board of Directors of TRW Inc. The shares allocated to your account will be voted as directed, but, if no instructions are specified (a) with respect to participants in The Employee Stock Ownership and Savings Plan and The TRW Canada Stock Savings Plan, your shares will be voted at the discretion of the respective fiduciary for such plan, and (b) with respect to participants in the TRW UK Share Purchase Plan, your shares will not be voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.	Election of Directors

	Nominees: (01) Martin Feldstein	(02) Robert M. Gates	(03) Clive R. Hollick	(04) David Baker Lewis

FOR all nominees listed above	WITHHOLD authority to vote for all nominees listed above	FOR all except as marked to the contrary below

To withhold authority to vote for any individual nominee, mark “FOR all except as marked to the contrary below” and write that nominee’s name on the line below.

2.	Appointment of Independent Auditors

FOR	AGAINST	ABSTAIN

2002 Annual Meeting of Shareholders Wednesday, April 24, 2002 8:30 a.m. local time Lyndhurst, Ohio

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1•800•850•5356, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your voting instruction card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 5 p.m. Eastern Time April 23, 2002.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5 p.m. Eastern Time April 23, 2002.	Simply mark, sign and date your voting instruction card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

PLEASE DETACH HERE

   Please mark
       votes as in
       this example.

This proxy is solicited on behalf of the Board of Directors of TRW Inc. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposals 1 and 2. If any of the nominees are unavailable for election, this proxy will be voted FOR the remaining nominees and any other persons nominated by the Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.	Election of Directors Nominees: (01) Martin Feldstein (02) Robert M. Gates (03) Clive R. Hollick (04) David Baker Lewis	FOR all nominees listed at left	WITHHOLD authority to vote for all nominees listed at left	FOR all nominees listed at left except as marked to the contrary

To withhold authority to vote for any individual nominee, mark “FOR all nominees listed at left except as marked to the contrary” and write that nominee’s name on the line below:

		FOR	AGAINST	ABSTAIN

2.	Appointment of Independent Auditors

Date:	, 2002

Signature(s)

Signature(s)

Please sign exactly as your name or names appear hereon. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

PLEASE DETACH HERE

PROXY

TRW INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF TRW INC. FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 24, 2002

The undersigned appoints P. A. Odeen, H. V. Knicely and W. B. Lawrence as proxies, each with the power to appoint his substitute, and authorizes them to vote all the securities the undersigned is entitled to vote at the Annual Meeting of Shareholders of TRW Inc. to be held on Wednesday, April 24, 2002 at 8:30 a.m. in Lyndhurst, Ohio and any adjournment or postponement thereof, in the manner specified on this proxy card and as fully as the undersigned could do if personally present at the meeting. The proxies are also authorized to vote at their discretion on all other matters properly brought before the meeting.